UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 7, 2008

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of New Chief Financial Officer
Atmel Corporation (the “Company”) announced that on July 7, 2008, the Board of Directors appointed Stephen Cumming as Vice President, Finance and Chief Financial Officer. Mr. Cumming, 38, will serve as the Company’s Principal Financial Officer. Since 1997, Mr. Cumming has worked in various finance roles at Fairchild Semiconductor International Inc. From July 2005 until July 2008, Mr. Cumming was the Vice President of Business Finance for Fairchild. From 2000 until June 2005, Mr. Cumming was Director of Finance for the Discretes Products Group at Fairchild. From 1997 until 2000, Mr. Cumming was Controller for Fairchild’s European Sales and Marketing operations, based in the United Kingdom. Mr. Cumming received a B.S. in Business from the University of Surrey, in the United Kingdom, and is a UK Chartered Management Accountant.
Pursuant to an employment agreement with the Company (the “Agreement”), Mr. Cumming will be paid an annual base salary of $345,000. Mr. Cumming will be eligible to participate in the Company’s executive incentive plan for 2008 and his target incentive for 2008 will be 70% of his base salary. In addition, the Compensation Committee of the Board of Directors has granted Mr. Cumming an option to purchase 400,000 shares of the Company’s Common Stock as of July 15, 2008 at a per share exercise price equal to the closing sale price of the Company’s Common Stock on The Nasdaq Global Select Market (“Nasdaq”) on July 15, 2008. Twenty five percent (25%) of the shares subject to this option shall vest and become exercisable on the one year anniversary of July 15, 2008, and 2.08333% of the shares subject to this option shall vest on each monthly anniversary of July 15, 2008 thereafter, assuming Mr. Cumming’s continued employment with the Company on each scheduled vesting date. In addition, the Compensation Committee of the Board of Directors granted Mr. Cumming an award of 30,000 restricted stock units effective August 15, 2008, 25% of which shall vest on each of the first four anniversary dates of August 15, 2008, assuming Mr. Cummings’s continued employment with the Company on each scheduled vesting date.
Mr. Cumming will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.
The Agreement provides for certain payments and benefits to be provided to Mr. Cumming in the event that he is terminated without “cause” or that he resigns for “good reason,” including if such actions occur in connection with a “change of control,” as each such term is defined in the Agreement.
A copy of a press release relating to this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Appointment of New Chief Accounting Officer
The Company also announced that on July 7, 2008, the Board of Directors appointed David McCaman, currently Vice President and Corporate Controller of the Company, to the position of Chief Accounting Officer, effective July 7, 2008. Mr. McCaman, 50, will serve as the Principal Accounting Officer of the Company. Mr. McCaman joined Atmel in May 2003 as Corporate Controller, and was promoted to Vice President and Corporate Controller in March 2006. Previously, Mr. McCaman worked in finance positions at Electronics for Imaging, KLA-Tencor, and several networking startup companies. Mr. McCaman received a B.S. in Accounting from San Jose State University and is a California Certified Public Accountant.
The Compensation Committee of the Board of Directors granted Mr. McCaman an option to purchase 75,000 shares of the Company’s Common Stock as of July 15, 2008 at a per share exercise price equal to the closing sale price of the Company’s Common Stock on Nasdaq on July 15, 2008. The shares subject to this option shall vest and become exercisable on each monthly anniversary of July 15, 2008 over a four year period, assuming Mr. McCaman’s continued employment with the Company on each scheduled vesting date. In addition, the Compensation Committee of the Board of Directors granted Mr. McCaman an award of 15,000 restricted stock units effective August 15, 2008, 25% of which shall vest on each of the first four anniversary dates of August 15, 2008, assuming Mr. McCaman’s continued employment with the Company on each scheduled vesting date.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press release dated as of July 8, 2008 entitled “Atmel Appoints Stephen Cumming as Vice President, Finance and Chief Financial Officer.”

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION
Date: July 11, 2008	By:	/s/ PATRICK REUTENS
Patrick Reutens
Vice President, Corporate Secretary and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated as of July 8, 2008 entitled “Atmel Appoints Stephen Cumming as Vice President, Finance and Chief Financial Officer.”